EXHIBIT 11

                          FIRST REPUBLIC BANCORP INC.
                STATEMENT OF COMPUTATION OF EARNINGS PER SHARE


                                                                 Quarter Ended
                                                                    March 31,
                                                          --------------------------
                                                              1996            1995
                                                              ----            ---
Primary:
 Net income available to common stock                     $ 2,770,000      $ 1,384,000
                                                          ===========      ===========
Weighted average shares outstanding,
  beginning of period including treasury shares             7,816,400        7,797,100
 Effect of stock options exercised during period                8,142            1,827
 Weighted average shares of stock purchased by employees        4,745            2,713
 Weighted average shares of dilutive stock
  options under treasury stock method                         252,333          174,677
 Weighted average shares of treasury stock                   (486,000)        (387,151)
                                                          -----------      -----------

 Adjusted shares outstanding - primary                      7,595,620        7,589,166
                                                          ===========      ===========

 Net income per common share - primary                    $      0.36      $      0.18
                                                          ===========      ===========


Fully Diluted:
 Net income available to common stock                     $ 2,770,000      $ 1,384,000
 Effect of convertible subordinated debentures,
  net of taxes (1)                                            396,000          399,000
                                                          -----------      -----------

 Adjusted net income for fully diluted calculation (1)    $ 3,166,000      $ 1,783,000
                                                          ===========      ===========

 Adjusted shares - primary, from above                      7,595,620        7,589,166
 Weighted average shares issuable upon conversion
  of convertible subordinated debentures                    2,524,210        2,524,210
 Additional weighted average shares of dilutive
  stock options converted at period-end
  stock price under the treasury stock method                      57           16,416
                                                          -----------      -----------

Adjusted shares outstanding - fully diluted                10,119,887       10,129,792
                                                          ===========      ===========

Net income per share - fully diluted                      $      0.31      $      0.18
                                                          ===========      ===========

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(1) Due to the existence of convertible subordinated debentures, the fully-diluted calculation includes the number of shares which would be outstanding if all such debentures were converted and adjusts reported net income for the effect of interest expense on the debentures, net of taxes.

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